FOR IMMEDIATE RELEASE

Sequenom Contact:
Paul Goodson
Investor Relations
Sequenom, Inc.
858-202-9427
pgoodson@sequenom.com

Sequenom Completes Consolidation of North Carolina Operations

San Diego, April 19, 2016 - Sequenom, Inc., (NASDAQ: SQNM), a life sciences company committed to enabling healthier lives through the development of innovative products and services, today announced the completion of the previously-announced consolidation of Sequenom Laboratories™ North Carolina operations into its San Diego laboratory facility.

”Completing the consolidation of our North Carolina operations is an important accomplishment that will contribute meaningfully to our 2016 corporate cost reduction goals. At the same time, we have adequate capacity in San Diego to absorb the test volumes that were being processed in North Carolina, and still allow for future growth,” said Dirk van den Boom, Ph.D., President and CEO of Sequenom.

Sequenom expects to record net cash costs of approximately $1 million in the first quarter of 2016 in connection with the exit of its North Carolina facility and the implementation of other cost saving measures throughout the Company. Sequenom also reaffirmed its expectation of achieving in excess of $20 million in annualized operating cost savings by late 2016, related both to the facility consolidation and other initiatives as previously announced.

About Sequenom
Sequenom, Inc. (NASDAQ: SQNM) is a pioneering genetic testing company dedicated to women’s health through the development of innovative products and services. The Company serves patients and physicians by providing early patient management information. For more information, visit www.sequenom.com.

About Sequenom Laboratories
Sequenom Laboratories, a CAP-accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus principally on prenatal care. Branded under the names HerediT®, HerediT® UNIVERSAL, MaterniT® GENOME, MaterniT® 21 PLUS, NextView®, SensiGene® and VisibiliT™, these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, and maternal fetal medicine specialists. Sequenom Laboratories is changing the landscape in genetic diagnostics using proprietary cutting edge technologies. Visit www.laboratories.sequenom.com and follow @SequenomLabs.

SEQUENOM®, HerediT®, MaterniT®, NextView®, SensiGene®, VisibiliT™ and Sequenom Laboratories™ are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the development of innovative products and services, that the consolidation of the North Carolina operations will contribute meaningfully to our 2016 corporate cost reduction goals and the ability to achieve annualized operating cost savings in excess of $20 million by late 2016. Risks are described more fully in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's most recent Form 10K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.